Exhibit 99.1

Brigham Exploration Reports Second Quarter 2006 Results and Provides Third
Quarter 2006 Forecasts

          AUSTIN, Texas, Aug. 7 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the second quarter and six months ended June 30, 2006.

          Highlights from our performance from the second quarter of 2006 include:

*	24% growth in second quarter production to 36.5 MMcfe per day over that in the second quarter 2005;
*	42% growth in second quarter revenue to $26.1 million over that in the second quarter 2005;
*	14% growth in second quarter operating income to $9.1 million over that in the second quarter 2005; and
*	Net cash provided by operating activities for the second quarter funded 75% of our oil and gas capital expenditures.

          SECOND QUARTER 2006 RESULTS

          Our net daily production volumes for the second quarter 2006 were 36.5 MMcfe/d, up 24% when compared to last year’s second quarter volumes.  Revenues from the sale of oil and natural gas for the second quarter 2006 were up 42% to $26.1 million when compared to that in the same period last year.  Second quarter 2006 revenues increased by $4.3 million due to increased production volumes and $3.4 million due to increased realized prices.

          Our average realized price for natural gas during the second quarter 2006 was $7.07 per Mcf and included a $0.51 per Mcf gain associated with the settlement of our natural gas derivative contracts.  This compares to an average realized price in last year’s second quarter of $6.62, which included an $0.11 per Mcf loss due to the settlement of our natural gas derivative contracts.  During the second quarter 2006, our average realized price for oil was $68.88 per barrel, which was not impacted by the settlement of our oil derivative contracts during the quarter.  This compares to an average realized price of $47.83, which included a $3.73 per barrel loss due to the settlement of our oil derivative contracts in last year’s second quarter.

          Our production costs, which include costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes, were up 65% on a per unit basis when compared to the second quarter last year.  Production and ad valorem tax increases were responsible for 53% of the increase.  Our per unit production taxes increased 129% or $0.18 per Mcfe due to higher production volumes, higher commodity prices and $540,000 of severance tax refunds that were received during the second quarter 2005.  Ad valorem taxes increased 63% or $0.05 per Mcfe due to an increase in property valuations for our oil and natural gas properties because of higher commodity prices.  O&M expense increased by 13%, or $0.07 per Mcfe, during the second quarter 2006.  The increase in our per unit O&M expense from that in the prior year’s quarter was due to small increases in several different expense categories, with chemical treating accounting for 43% of the per unit increase.  Finally, workover expense increased by $0.13 per Mcfe due principally to a reclassification of costs related to workovers performed and reported as workover expense in the first quarter 2005 to capital cost in the second quarter 2005 and to insurance reimbursements in the second quarter 2005.

          Our general and administrative expense for the second quarter 2006 was 67% higher when compared to that in the second quarter of last year due primarily to a $1.3 million increase in employee compensation expense and, to a lesser extent, an increase in financial reporting and stock listing expense.  Roughly 27% of the increase in employee compensation expense was non-cash expense resulting from our 2006 adoption of FAS 123(R), dealing with a change in accounting methodology for employee stock option expense.  Due to these higher costs, general and administrative expense on a per unit basis increased 35% in the quarter to $0.66 per Mcfe.

          Our depletion expense for the second quarter 2006 was $11.1 million ($3.38 per Mcfe) compared to $7.2 million ($2.71 per Mcfe) in the second quarter last year.  An increase in our depletion rate accounted for 56% of the increase in our second quarter 2006 depletion expense, while the increase in our production volumes accounted for the remaining 44% of the increase.  The increase in our depletion rate was primarily a result of an increase in the cost of reserve additions during the first half of 2006.

          Our operating income for the second quarter 2006 was $9.1 million and was 14% greater than our operating income in the second quarter 2005.

          Our net interest expense for the second quarter 2006 increased by $2.4 million, or 310% from last year.  This increase was primarily due to interest incurred on our 9 5/8% senior notes due 2014 (“the Senior Notes”), which we issued in April 2006, and a $1 million write-off of issuance costs associated with the termination of our subordinated credit facility.  After deducting the offering discount, fees and expenses, we used the $120.7 million of net proceeds from the issuance of Senior Notes to repay $78.4 million outstanding under our senior and subordinated credit facilities.  We subsequently terminated the subordinated credit facility.  The remaining proceeds have been temporarily invested in highly liquid, short-term securities and will be used to fund capital expenditures for the balance of 2006.  The issuance of the Senior Notes resulted in an increase in our debt outstanding and our weighted average cost of debt.  Our weighted average debt outstanding for the second quarter 2006 was $124.9 million compared to $74.9 million last year.

          We recorded deferred income tax expense of $3.4 million in the second quarter of this year, compared to deferred income tax expenses of $2.7 million in the second quarter last year.  The increase in our deferred income taxes was primarily due to our second quarter adoption of the Texas state margin tax, which was enacted by the state legislature in May 2006 and applies a 1% tax on operating margin beginning in 2007 and payable in 2008.  In order to implement the margin tax, we booked $1.3 million of deferred margin tax in the second quarter to account for the cumulative differences between book and tax accounting for periods prior to and including December 31, 2006.  Beginning in 2007, due to our ability to deduct intangible drilling costs, we anticipate that the bulk of the associated margin tax should also be deferred.

          Our reported net income for the second quarter was $3.7 million ($0.08 per diluted share) compared to net income of $4.8 million ($0.11 per diluted share) in the second quarter last year.

          At June 30, 2006, we had $8.0 million in cash, $37.6 million in short-term investments, total assets of $484.2 million and a debt to book capitalization ratio of 34%.

          For the quarter ended June 30, 2006, we spent $36.8 million on drilling capital expenditure activities, which represents an increase of 33% over that in the second quarter 2005 and a 19% increase over that in the first quarter 2006.  Net cash provided by operating activities funded 75% of our oil and gas capital expenditures during the second quarter 2006 versus 63% for the second quarter last year.  Oil and gas capital expenditures for the second quarter 2006 and 2005 were:

	Three Months Ended June 30,

	2006	2005

	(in thousands)
Drilling	$36,810	$27,781
Net land and G&G	4,381	5,432
Capitalized costs	2,724	1,780
Capitalized FAS 143 ARO	253	134
Total oil and gas capital expenditures	$44,168	$35,127

          FIRST SIX MONTHS 2006 RESULTS

          Average daily production volumes for the first six months of 2006 were 36.2 MMcfe/d, up 22% when compared to that in the first six months last year. Revenues from the sale of oil and natural gas for the first six months of 2006 were up 48% to $51.9 million when compared to that in the same period last year.  Revenue increased by $7.3 million due to increased production volumes and $9.5 million due to increased realized prices.

          Our average realized price for natural gas during the first six months of 2006 was $7.22 per Mcf and included a $0.28 per Mcf gain associated with the settlement of our natural gas derivative contracts.  This compares to an average realized price of $6.21 per Mcf, which included a $0.06 per Mcf loss due to the settlement of our natural gas derivative contracts in last year’s second quarter.  Our average realized price for oil for the first half of 2006 was $64.83 per barrel, which included a $0.22 per barrel loss due to the settlement of our oil derivative contracts.  This compares to an average realized price of $45.65, which included a $4.19 per barrel loss due to the settlement of oil derivative contracts in the first six months of last year.

          Our production costs for the first six months of 2006 were up 29% on a per unit basis when compared to the same period last year.  Production and ad valorem taxes accounted for 69% of the increase in production costs.  Our per unit production taxes increased 55% or $0.12 per Mcfe due to higher production volumes, higher commodity prices and $540,000 of severance tax refunds that were received during the first six months of 2005.  Ad valorem taxes increased 67% or $0.06 per Mcfe due to an increase in property valuations for our oil and natural gas properties because of higher commodity prices.  O&M expense increased 19% or $0.10 per Mcfe.  The increase in our per unit O&M expense from that in the prior year’s first six months was due to small increases in several different expense categories, with chemical treating and saltwater disposal accounting for 44% of the per unit increase.

          General and administrative expense for the first six months of 2006 was 64% higher than the first six months of last year.  G&A expenses increased primarily because of $2.0 million of increased employee compensation expense and, to a lesser extent, because of increased audit, tax and financial reporting costs.  Roughly 42% of the increase in employee compensation expense was non-cash expense resulting from our 2006 adoption of FAS 123(R), dealing with a change in accounting methodology for employee stock option expense. These increased costs resulted in our general and administrative expense increasing on a per unit basis by 36% to $0.61 per Mcfe.

          Our depletion expense for the first six months of 2006 was $21.4 million ($3.28 per Mcfe) compared to $13.7 million ($2.55 per Mcfe) in the first six months last year.  An increase in our depletion rate accounted for 61% of the increase, while increased production volumes accounted for the remaining 39% of the increase.  The increase in our depletion rate was primarily a result of an increase in the cost of reserve additions during the first half of 2006.

          Our operating income for the first six months of this year was $18.8 million, up 35% when compared to operating income during the first six months of last year.

          Our net interest expense for the first six months of 2006 increased by $2.7 million, or 181%, from the comparable period last year.  This increase was primarily due to our higher weighted average debt outstanding and higher weighted average interest cost associated with our Senior Notes issuance, and a $1 million write-off of issuance costs associated with the termination of our subordinated credit facility.  Our weighted average debt outstanding for the first six months of this year was $103.4 million versus $68.2 million for the comparable period last year.

          We recorded deferred income tax expenses of $6.9 million in the first six months of this year, compared to deferred income tax expenses of $4.3 million in the first six month of last year.  The increase in our deferred income taxes was primarily due to our higher income before income taxes and aforementioned adoption of the Texas state margin tax.

          Our reported net income for the first six months of 2006 was $9.5 million ($0.21 per diluted share) versus net income of $7.9 million ($0.18 per diluted share) for the same period last year.

          Year-to-date through June 30, 2006, we spent $67.6 million on drilling capital expenditures and $84.3 million in total oil and gas capital expenditures.  For the first six months of 2006, net cash provided by operating activities funded approximately 71% of our oil and gas capital expenditures versus 48% for the first six months of 2005.  Oil and gas capital expenditures for the first six months of 2006 and 2005 were:

	Six Months Ended June 30,

	2006	2005

	(in thousands)
Drilling	$67,617	$45,238
Net land and G&G	11,554	10,246
Capitalized costs	4,781	3,381
Capitalized FAS 143 ARO	358	160
Total oil and gas capital expenditures	$84,310	$59,025

          THIRD QUARTER AND FULL YEAR 2006 FORECASTS

          The following forecasts and estimates of our third quarter 2006 results are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release.

          We currently expect our third quarter 2006 production volumes to average between 36 MMcfe/d and 39 MMcfe/d (80% natural gas).  For the third quarter 2006, lease operating expenses are projected to be $0.81 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 5.3% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $1.9 million ($0.59 to $0.54 per Mcfe).

          Based on these production and cost estimates, assumed average NYMEX prices of $6.67 per MMbtu for natural gas and $75.37 per barrel for oil, and taking into account current derivative contracts outstanding, we forecast that our third quarter 2006 revenue will be between $26.5 and $28.5 million and operating income will be between $9.5 and $10.4 million.

          In addition, we currently expect to grow production volumes in 2006 by 15% to 25% relative to our 2005 production.  This would result in average daily production of between 38.1 and 41.4 MMcfe per day for 2006.

          CONFERENCE CALL INFORMATION

          Our management will host a conference call to discuss its operational and financial results for the second quarter 2006 with investors, analysts and other interested parties on Tuesday, August 8, 2006, at 10:00 a.m. eastern time.  To participate in the call, participants within the U.S. please dial 866-314-5050 and participants outside the U.S. please dial 617-213-8051.  The participant passcode for the call is 67054294.  A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. eastern time on Friday, September 8, 2006.  To access the recording, domestic callers dial 888-286- 8010 and international callers dial 617-801-6888.  The passcode for the conference call playback is 39437145.  In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com .

          A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on August 8, 2006, will be available on our website.  To access the press release: go to http://www.bexp3d.com and click on News Releases.  The file with a copy of the press release is named Brigham Exploration Reports Second Quarter 2006 Results and Provides Third Quarter 2006 Forecasts and is dated August 7, 2006.  To access the other financial and statistical information that will be covered by the conference call that will take place on August 8, 2006, go to http://www.bexp3d.com and click on Event Calendar.  The file with the other financial and statistical information is named Financial and Statistical Information for the Second Quarter 2006 Conference Call and is dated August 8, 2006.

          ABOUT BRIGHAM EXPLORATION

          Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427- 3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws.  Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  Forward-looking are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  Rob Roosa, Finance Manager
                         (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six months Ended June 30,

	2006	2005	2006	2005

Revenues:
Oil and natural gas sales	$26,134	$18,434	$51,930	$35,137
Other revenue	52	56	30	99
	26,186	18,490	51,960	35,236
Costs and expenses:
Lease operating	2,536	1,390	5,266	3,608
Production taxes	1,052	366	2,196	1,168
General and administrative	2,182	1,304	3,951	2,402
Depletion of oil and natural gas properties	11,106	7,206	21,362	13,659
Depreciation and amortization	121	178	236	360
Accretion of discount on asset retirement obligations	79	43	149	82
	17,076	10,487	33,160	21,279
Operating income	9,110	8,003	18,800	13,957
Other income (expense):
Interest income	448	52	554	91
Interest expense, net	(3,141)	(766)	(4,230)	(1,507)
Other income (expense)	622	177	1,301	(354)
	(2,071)	(537)	(2,375)	(1,770)
Income before income taxes	7,039	7,466	16,425	12,187
Income tax expense:
Current	—	—	—	—
Deferred	(3,373)	(2,656)	(6,884)	(4,329)
	(3,373)	(2,656)	(6,884)	(4,329)
Net income	$3,666	$4,810	$9,541	$7,858
Net income per share available to common stockholders:
Basic	$0.08	$0.11	$0.21	$0.19
Diluted	$0.08	$0.11	$0.21	$0.18
Weighted average shares outstanding:
Basic	44,992	42,189	44,989	42,144
Diluted	45,361	43,206	45,501	43,162

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three Months Ended, June 30,		Six months Ended June 30,

	2006	2005	2006	2005

Average net daily production:
Natural gas (MMcf)	29.2	22.7	28.7	22.4
Oil (Bbls)	1,216	1,145	1,248	1,226
Equivalent natural gas (MMcfe) (6:1)	36.5	29.5	36.2	29.8
Total net production:
Natural gas (MMcf)	2,629	2,041	5,174	4,035
Oil (MBbls)	109	103	225	221
Equivalent natural gas (MMcfe) (6:1)	3,286	2,659	6,521	5,359
% Natural gas	80%	77%	79%	75%
Sales prices (Before hedging):
Natural gas ($/Mcf)	$6.56	$6.73	$6.94	$6.27
Oil ($/Bbl)	68.88	51.56	65.05	49.84
Equivalent natural gas ($/Mcfe) (6:1)	7.54	7.16	7.74	6.77
Realized prices (Post hedging):
Natural gas ($/Mcf) (A)	$7.07	$6.62	$7.22	$6.21
Oil ($/Bbl) (A)	68.88	47.83	64.83	45.65
Equivalent natural gas ($/Mcfe) (6:1) (A)	7.95	6.93	7.96	6.56
(A) Includes the effects of hedging gains (losses) of:
Natural gas ($/Mcf)	$0.51	$(0.11)	$0.28	$(0.06)
Oil ($/Bbl)	—	(3.73)	(0.22)	(4.19)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2006	December 31, 2005

	(unaudited)
Assets:
Current assets	$68,180	$28,325
Oil and natural gas properties, net (full cost method)	410,274	347,329
Other property and equipment, net	1,020	1,027
Other non-current assets	4,719	3,746
Total assets	$484,193	$380,427
Liabilities and stockholders’ equity:
Current liabilities	$60,324	$37,467
Senior notes	123,328	—
Senior credit facility	—	33,100
Senior subordinated notes	—	30,000
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	30,275	23,563
Other non-current liabilities	5,016	4,556
Total liabilities	$229,044	$138,787
Stockholders’ equity	255,149	241,640
Total liabilities and stockholders’ equity	$484,193	$380,427

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended, June 30,		Six months Ended June 30,

	2006	2005	2006	2005

Cash flows from operating activities:
Net income	$3,666	$4,810	$9,541	$7,858
Depletion, depreciation and amortization	11,227	7,384	21,598	14,019
Accretion of discount on ARO	79	43	149	82
Interest paid through issuance of additional redeemable preferred stock	—	193	—	381
Amortization of deferred loan fees and debt issuance costs	1,149	127	1,268	253
Non-cash stock compensation	352	—	843	—
Market value adjustments for derivatives instruments	225	(140)	(490)	466
Deferred income tax expense	3,373	2,656	6,884	4,329
Other noncash items	22	47	64	59
Changes in operating assets and liabilities	13,173	6,837	19,597	754
Cash flows provided by operating activities	$33,266	$21,957	$59,454	$28,201
Cash flows used by investing activities	(79,375)	(36,169)	(112,867)	(56,813)
Cash flows (used) provided by financing activities	46,404	15,996	57,486	32,756
Net increase (decrease) in cash and cash equivalents	$295	$1,784	$4,073	$4,144

SUMMARY PER MCFE DATA
(unaudited)

	Three Months Ended June 30,		Six months Ended June 30,

	2006	2005	2006	2005

Revenues:
Oil and natural gas sales	$7.95	$6.93	$7.96	$6.56
Other revenue	0.02	0.02	0.00	0.02
	$7.97	$6.95	$7.96	$6.58
Costs and expenses:
Lease operating	0.77	0.52	0.81	0.67
Production taxes	0.32	0.14	0.34	0.22
General and administrative	0.66	0.49	0.61	0.45
Depletion of natural gas and oil properties	3.38	2.71	3.28	2.55
Depreciation and amortization	0.04	0.07	0.04	0.07
Accretion of discount on ARO	0.02	0.02	0.02	0.02
	$5.19	$3.95	$5.10	$3.98
Operating income	$2.78	$3.00	$2.86	$2.60
Interest expense, net of interest income (A)	(0.82)	(0.27)	(0.56)	(0.26)
Other income (expense) (B)	0.26	0.01	0.12	0.02
Adjusted income	$2.22	$2.74	$2.42	$2.36

(A)	Calculated as interest expense minus interest income divided by production for period.
(B)	Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF AUGUST 7, 2006
(unaudited)

		Hedge Strategy	2006

			Q3	Q4

Natural Gas Basis Swaps:
Daily volumes	MMBtu/d		9,130	4,565
Floor (Purchased put)	$/MMBtu	Undesignated	$(0.754)	$(0.754)
Natural Gas Collars:
Daily volumes	MMBtu/d		9,022	10,652
Floor (Purchased put)	$/MMBtu	Cash flow	$7.398	$7.745
Cap (Written call)	$/MMBtu	Cash flow	$14.938	$19.144
Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d		4,239	1,413
Floor (Purchased put)	$/MMBtu	Cash flow	$8.038	$8.038
Cap (Written call)	$/MMBtu	Cash flow	$9.586	$9.586
Written put	$/MMBtu	Undesignated	$6.654	$6.654
Oil Collars:
Daily volumes	Bbls/d		321	543
Floor (Purchased put)	$/Bbl	Cash flow	$55.76	$57.44
Cap (Written call)	$/Bbl	Cash flow	$78.37	$81.81
Oil Three Way Costless Collars:
Daily volumes	Bbls/d		163	—
Floor (Purchased put)	$/Bbl	Cash flow	$63.00	—
Cap (Written call)	$/Bbl	Cash flow	$75.65	—
Written put	$/Bbl	Undesignated	$48.00	—

		Q1	2007		Q4	2008 Q1

			Q2	Q3

Natural Gas Basis Swaps:
Daily volumes	MMBtu/d	—	—	—	—	—
Floor (Purchased put)	$/MMBtu	—	—	—	—	—
Natural Gas Collars:
Daily volumes	MMBtu/d	10,833	8,901	8,804	5,326	3,626
Floor (Purchased put)	$/MMBtu	$8.000	$7.222	$7.222	$7.780	$8.464
Cap (Written call)	$/MMBtu	$21.721	$12.970	$12.970	$13.555	$14.273
Daily volumes	MMBtu/d	—	—	—	—	—
Floor (Purchased put)	$/MMBtu	—	—	—	—	—
Cap (Written call)	$/MMBtu	—	—	—	—	—
Written put	$/MMBtu	—	—	—	—	—
Daily volumes	Bbls/d	456	363	310	223	181
Floor (Purchased put)	$/Bbl	$55.07	$54.36	$53.37	$57.65	$56.73
Cap (Written call)	$/Bbl	$82.54	$86.59	$86.18	$90.04	$89.97
Daily volumes	Bbls/d	—	—	—	—	—
Floor (Purchased put)	$/Bbl	—	—	—	—	—
Cap (Written call)	$/Bbl	—	—	—	—	—
Written put	$/Bbl	—	—	—	—	—

          Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
          -0-                                                            08/07/2006
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com
          http://www.streetevents.com /
          (BEXP)